EXHIBIT 3.4
                                                            -----------

            AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                             SUN WORLD, INC.

     Sun World, Inc. (the "Corporation") was originally incorporated on April 23, 1980 under the name Nu World Corporation. This Amended and Restated Certificate of Incorporation amends and restates the Corporation's Certificate of Incorporation to read as follows:

FIRST: The name of the Corporation is Sun World, Inc. (hereinafter sometimes referred to as the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:

    a. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred seventy five thousand (375,000), consisting of:

        (1) seventy five thousand (75,000) shares of Preferred Stock, par value three hundred dollars ($300.00) per share (the "Preferred Stock"); and

        (2) three hundred thousand (300,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

    b. The rights, preferences, privileges and restrictions of 40,000 shares of series I preferred stock created hereby ("Series I Preferred Stock") are designated as follows:

        i. LIQUIDATION PREFERENCES. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets available for distribution to stockholders of the Corporation shall be distributed as follows:

            (1) Holders of Series I Preferred Stock shall be entitled to receive, prior and in preference to any distribution with respect to shares of Common Stock, an amount per share (equitably adjusted to reflect stock splits, reverse splits, stock dividends and other recapitalizations) equal to the sum of $300.00. If the Corporation has insufficient funds to pay the full amount payable upon liquidation, then the remaining assets shall be distributed ratably to the holders of the Series I Preferred Stock in proportion to the amounts they would otherwise be entitled to receive.
            (2) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section (i).

        ii. CONVERSION. The holders of Series I Preferred Stock shall have the right to convert such stock into fully paid and nonassessable shares of Common Stock of the Corporation on the following terms and conditions (herein "Conversion Rights").

            (1) RIGHT TO CONVERT. Each share of Series I Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the date of issuance thereof into one share of Common Stock, subject to equitable adjustment pursuant to subparagraph (ii)(3), below.

            (2) MECHANICS OF VOLUNTARY CONVERSION. In order to convert shares of Series I Preferred Stock into Common Stock under Section (ii)(1), the holder thereof shall surrender to the Corporation or any transfer agent appointed for the Series I Preferred Stock the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice of conversion, stating in such notice the name or names in which the certificates for Common Stock are to be issued. Shares of Series I Preferred Stock shall be deemed converted as of the close of business on the date of the surrender of the shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall deliver the certificate or certificates for the full number of shares of Common Stock issuable upon such conversion (plus cash in lieu of fractional shares) to the persons entitled to receive the same as soon as practical.

            (3) ADJUSTMENTS FOR CERTAIN EVENTS. In the event that at any time or from time to time after the date of issuance of any shares of Series I Preferred Stock (the "Original Determination Date"), the Corporation shall (i) pay a dividend in shares of its Common Stock or otherwise make a distribution in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, (iii) issue by reclassification of its outstanding shares of Common Stock other securities of the Corporation or (iv) effect an exchange of outstanding shares of its Common Stock for securities of another issuer by way of merger, consolidation, reorganization, change in corporate structure or otherwise, then, and in each such case, the number of shares of Common Stock issuable upon exercise of the Conversion Rights immediately prior thereto shall be equitably adjusted so that the holders of Series I Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation or other issuer, as the case may be, which the holders of Series I Preferred Stock would have been entitled to receive after the occurrence of any of the events described above had the Conversion Rights been exercised immediately prior to the occurrence of such event or any record date with respect thereto.
An adjustment made pursuant to this subparagraph (ii)(3) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

            (4) NOTICE OF RECORD DATES. In the event of the occurrence of any of the events described in subparagraph (ii)(3), above (other than a subdivision or combination of its outstanding shares of Common Stock), or of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall cause to be mailed to any transfer agent or agents for the Series I Preferred Stock and to the holders of record of the outstanding shares of the Series I Preferred Stock, at least 20 days prior to the applicable record date hereinafter specified, a notice stating (1) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or right are to be determined, or (2) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock or record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

            (5) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series I Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of the Series I Preferred Stock then outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series I Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to such purpose.

            (6) NO FRACTIONAL SHARES.  No fractional shares of Common
Stock shall be issued upon conversion of Series I Preferred Stock, and the number of shares of Common Stock to be issued shall be reduced to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series I Preferred Stock the holder is at the time converting into Common Stock and the total number of shares of Common Stock issuable upon such aggregate conversion. If, after such aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board) at the close of business on the day of conversion.

            (7) PAYMENT OF TAXES. The Corporation shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of the Series I Preferred Stock.

            (8) NO IMPAIRMENT. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, sale or transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under its Certificate of Incorporation by the Corporation, but shall at all times in good faith assist in the carrying out of all of the provisions of its Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series I Preferred Stock against dilution or other impairment.

            (9) NOTICES. Any notice required by the provisions of Section (ii) to be given to the holders of shares of Series I Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address appearing on the books of the Corporation.

        iii. VOTING RIGHTS OF SERIES I PREFERRED STOCK. The holder of each share of Series I Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series I Preferred Stock could then be converted, and shall be entitled to vote, together with the holders of Common Stock as a single class, with respect to any matters upon which holders of Common Stock have the right to vote. The holders of Series I Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of the Corporation. The voting rights provided hereby shall be in addition to any other rights of the holders of Series I Preferred Stock to vote separately as a class as required herein or by law.

        iv. VOTING RIGHTS OF COMMON STOCK. The holder of each share of Common Stock shall have the right to one vote for each share of Common Stock, and shall be entitled to vote on all matters which are the proper subjects of action by the stockholders. The holders of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

        v. STATUS OF SERIES I PREFERRED STOCK ACQUIRED BY THE CORPORATION. If any shares of Series I Preferred Stock are acquired by the Corporation, whether by purchase, conversion or otherwise, such shares shall be canceled and returned to the Corporation as authorized but unissued shares.

    c. NO ISSUANCE OF NONVOTING EQUITY SECURITIES. Notwithstanding any other provision of this amended and restated certificate of incorporation, pursuant to Section 1123(a)(6) of title 11 of the United States Code, the Corporation shall not issue any series or class of nonvoting equity securities.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

    A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

    B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

SIXTH: The number of directors shall be five (5) and, thereafter, shall be fixed by, or in the manner provided in, the Bylaws.

SEVENTH:    The Board of Directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation from time to time, including after the corporation has received any payment for any of its stock.

EIGHTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation, provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or this Article NINTH of this Certificate of Incorporation.

    The foregoing Amended and Restated Certificate of Incorporation of Sun World, Inc. has been approved, adopted, certified, executed and acknowledged by the undersigned officers acting in lieu of the directors and stockholders of the corporation in accordance with Section 303 of the Delaware General Corporation Law and pursuant to an approved plan of reorganization under title 11 of the United States Code as described more fully on the attached Exhibit A.

    IN WITNESS WHEREOF, Sun World, Inc. has caused this Certificate to be executed by its officers thereunto duly authorized this 13th day of September, 1996.

                                    SUN WORLD, INC.



                                     By: /s/ Richard Nevins
                                     __________________________________
                                             Richard Nevins

                                     Its: Chief Restructuring Officer
                                      ________________________________



ATTEST:



/s/ Paul W. Knupp
______________________________
    Paul W. Knupp, Secretary


                                EXHIBIT A

                   INFORMATION RELATING TO SECTION 303


    On October 3, 1994, Sun World International, Inc. and Sun World, Inc. filed voluntary petitions for relief under Title 11 of the United States Code, as amended, with the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court").

    Sun World International, Inc. and Sun World, Inc. prepared a plan to reorganize pursuant to the Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996 (As Amended), which was confirmed by order dated August 13, 1996 in the jointly administered bankruptcy proceedings (administered under Case No. SB94-23212 DN, in the Bankruptcy Court).